CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Sky Quarry Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of the report of Tanner LLC, dated March 31, 2025, with respect to the consolidated financial statements of Sky Quarry Inc. and subsidiaries as of December 31, 2024 and 2023, and for each of the years then ended, incorporated by reference in this Registration Statement. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Effective October 31, 2025, Tanner LLC converted to Tanner LLP.  Effective November 7, 2025, Tanner LLP succeeded to the registration status of Tanner LLC, the predecessor firm, following the change in legal structure.

/s/ Tanner LLP

Lehi, Utah

November 21, 2025